                                                                     EXHIBIT 4.2

                           SUPPORT AGREEMENT - GFI/OCM

     SUPPORT AGREEMENT, dated as of February 14, 2002 (the "Support Agreement"), by and between Itron, Inc. ("Itron") and OCM/GFI Power Opportunities Fund, L.P. (the "Shareholder").

                                    RECITALS
                                    --------

     A. Itron, LS Combination, Inc. ("Merger Sub") and LineSoft Corporation (the "Company") are entering into an Agreement and Plan of Reorganization of even date herewith in the form attached hereto as Exhibit A (the "Merger Agreement") which provides (subject to the conditions set forth therein) for the merger of the Merger Sub with and into the Company (the "Merger").

     B.   The Shareholder has received and reviewed a copy of the Merger
Agreement.

     C. The Shareholder owns the shares of Company Common Stock (the "Common Stock") as identified on Annex I hereto (such shares, together with all shares of Common Stock of the Company, if any, subsequently acquired by the Shareholder during the term of this Support Agreement, being referred to as the "Shares").

     D. Itron would not enter into the Merger Agreement without the Shareholder's execution and delivery of this Support Agreement.

     E. In order to induce Itron to enter into the Merger Agreement, the Shareholder has agreed to enter into and perform the Shareholder's obligations under this Support Agreement.

     NOW, THEREFORE, in consideration of the agreements and covenants contained herein, the Shareholder and Itron agree as follows:

                                    AGREEMENT
                                    ---------

     Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement.

1.   Irrevocable Proxy; Agreement to Vote Shares

     The Shareholder shall execute an irrevocable written proxy in substantially the form of Exhibit B with respect to the Shares, and shall, if requested by Itron, vote or cause such Shares to be voted (a) in favor of adoption and approval of the Merger Agreement (as in effect on the date hereof) and all transactions relating thereto or contemplated thereby at every meeting of the shareholders of the Company at which such matters are considered and at every adjournment thereof and in connection with every proposal to take action by written consent with respect thereto, and (b) against any proposal by a party other than Itron to merge or consolidate with the Company or any subsidiary of the Company or to sell all or substantially all the assets of or any sales of equity interest in the Company or any subsidiary of the Company at every meeting of the shareholders of the Company at which such matters are considered and at every adjournment thereof and in connection with every proposal to take action by written consent with respect thereto. The Shareholder also agrees, if requested by Itron, to vote or cause such Shares to be voted in favor of any payment to be made by the Company or Itron to a "disqualified person" (as defined in Section 280G of the Internal Revenue Code) with respect to the

Company in accordance with the shareholder approval requirements of Section 280G of the Internal Revenue Code.

2.   No Voting Trusts

     The Shareholder agrees that the Shareholder will not, nor will the Shareholder permit any entity under the Shareholder's control to, deposit any Shares in a voting trust or subject the Shares to any agreement, arrangement or understanding with respect to the voting of the Shares inconsistent with this Support Agreement.

3.   Limitation on Sales

     During the term of this Support Agreement, the Shareholder agrees not to sell, assign, transfer, pledge, encumber or otherwise dispose of any of the Shares except to Itron.

4.   Waiver of Dissenters' Rights


     The Shareholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters' rights and any similar rights relating to the Merger that the Shareholder may have by virtue of the ownership of any outstanding Shares.

5.   Letter of Transmittal

     As soon as practicable following the Effective Time of the Merger, the Shareholder shall execute and deliver a letter of transmittal as contemplated under Section 3.3(c) of the Merger Agreement.

6.   Agreement to Certain Provisions of of Merger Agreement

     The Shareholder, by signing in the space provided below, agrees to be bound (subject to the consummation of the Merger) by the provisions of Section 3.2 and
Section 6.1(c) of the Merger Agreement, as if the Shareholder were a party thereto. Itron, by signing in the space provided below, acknowledges that the Shareholder is a third-party beneficiary of the provisions of Section 3.2 and
Section 6.1(c) of the Merger Agreement, and acknowledges that such Sections provide the Shareholder the right to receive certain Earnout Payments and/or Earnout Prepayment Amounts and to certain registration rights with respect to Itron Common Shares issued in connection therewith, subject to the satisfaction of conditions as specified in the Merger Agreement.


7.   Restrictions on Sale of Itron Common Stock

     The Shareholder, by signing in the space provided below, agrees that for a period of [one year] following the Effective Time of the Merger, the Shareholder will not in any 30-day period sell, contract to sell, transfer or otherwise dispose of more than fifty percent (50%) of the Itron Common Stock received by the Shareholder in connection with the consummation of the Merger.

8.   Indemnification of Itron

     The Shareholder, by signing in the space provided below, agrees to be bound (subject to the consummation of the Merger) to pay, on a several (and not joint) basis, the Shareholder's pro rata portion (as specified in Section 10.6(a) of the Merger Agreement) of the Company Shareholders' indemnification obligations in accordance with Article [X] of the Merger Agreement, as if the Shareholder were a party thereto, and acknowledges that such provisions call for the Shareholder as well as other Company Shareholders to indemnify Itron in accordance with the Merger Agreement, subject to the limitations thereof.

9.   Tax Matters

     9.1 The Shareholder shall timely pay, and shall indemnify and hold each of Itron and Merger Sub harmless from and against, all transfer, documentary, sales, use, stamp, registration and similar taxes, and the Shareholder's own income taxes, on the transfer of Shares contemplated by the Merger Agreement, to the extent they relate specifically to the issuance of shares of Itron Common Stock to Shareholder, and Shareholder shall, at Shareholder's own expense, file all necessary tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, income, registration, and similar taxes.


     9.2 Except as otherwise required by a Governmental Entity pursuant to a determination (as defined in Section 1313 of the Code) or otherwise, or by applicable law, the Shareholder shall not take a position on any tax returns or take any other action inconsistent with the treatment of the Merger for tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code; provided, however, that if the closing price of a share of Itron Common Stock as reported by Nasdaq at 4:00 p.m. Eastern Standard Time on the Closing Date is less than $15.50, then this Section 9.2 shall be of no further force or effect. Notwithstanding anything to the contrary herein, neither Itron nor Merger Sub makes any representation or warranty with respect to any tax consequences to the Company or the Shareholder under this Agreement, the Merger Agreement or as a result of the Merger, except as otherwise set forth in the Merger Agreement.

10.  Representations and Warranties of Shareholder

     The Shareholder represents and warrants to Itron as follows:

     10.1 Authority; No Approvals; No Conflicts; No Liens

     The Shareholder has the necessary power or capacity (as the case may be) and authority to execute this Support Agreement, to make the representations, warranties and covenants herein and to perform the obligations hereunder. This Support Agreement is duly executed and is a legal, valid and binding obligation of the Shareholder, enforceable in accordance with its terms.

     The execution, delivery and performance of this Support Agreement by the Shareholder will not (a) constitute a violation (with or without the giving of notice or lapse of time or both) of any provision of any law applicable to the Shareholder, (b) require any consent, approval or authorization of, or notice to, any person, corporation, partnership, domestic or foreign governmental authority or other organization or entity, (c) result in a default under, an acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any material agreement, lease, note or other restriction, encumbrance, obligation or liability to which the Shareholder is a party or by which the Shareholder is bound or (d) result in the creation or imposition of any lien on any of the Shares of Company Common Stock held by the Shareholder.

     10.2  Ownership of Shares

     Annex I hereto correctly sets forth, as of the date of this Support Agreement, the number of shares of Common Stock owned beneficially and of record by the Shareholder. The Shareholder owns beneficially and of record the Shares set forth on Annex I free and clear of any lien, encumbrance, preemptive right, right of first offer or refusal, or other prior claim, and delivery of the certificates representing the Shares by the Shareholder to the Exchange Agent at the Effective Time of the Merger, pursuant to the terms of the Merger Agreement will be sufficient to allow the Shares to be cancelled, free and clear of any lien, encumbrance, preemptive right, right of first offer or refusal, or other prior claim.

     10.3  Sophistication; Accreditation

     The Shareholder, either alone or with the assistance of Shareholder's professional advisor, is a sophisticated investor, able to fend for Shareholder's interests in the transactions contemplated by the Operative Documents, and has such knowledge and experience in financial and business matters that Shareholder is capable of evaluating the merits and risks of the prospective investment in Itron Common Stock.

     The Itron Common Stock being acquired by the Shareholder in the Merger is for investment for Shareholder's respective account, not as a nominee or agent; the undersigned has no present intention of selling, granting any participation in or otherwise distributing any of the Itron Common Stock in a manner contrary to the Securities Act or to any applicable state securities or Blue Sky law, nor does the undersigned have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant a participation to such person or entity with respect to any of the Itron Common Stock to be received in the Merger.

     10.4  Claims Against the Company

     The Shareholder does not have any past, present or contemplated claims against the Company or any of its officers and directors. Shareholder and the Company shall continue to be parties to the agreements and instruments identified in Section 20.1 of this Agreement until terminated as provided in
Section 20.1.

     10.5  Residency

     The Shareholder is a resident of the state as set forth on Annex I.

     10.6  Accuracy of Representations

     The representations and warranties contained in this Support Agreement are accurate in all respects as of the date of this Support Agreement and will be accurate in all respects at all times through the Effective Time of the Merger.


11.  Specific Performance

     The Shareholder acknowledges that in the event of any breach of this Support Agreement by the Shareholder, Itron would be irreparably harmed, no adequate remedy at law or in damages would exist and damages would be difficult to determine. Accordingly, the Shareholder agrees that injunctive relief or other equitable remedy, in addition to all remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Itron has an adequate remedy at law. The Shareholder agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the seeking or obtaining of such equitable relief by Itron.

12.  Attorneys' Fees

     If any action at law or in equity is necessary to enforce or interpret the terms of this Support Agreement, the prevailing party will be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

13.  Non-Exclusivity

     The rights and remedies of Itron under this Support Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).


14.  Term of Support Agreement; Termination

     The term of this Support Agreement shall commence on the date hereof and terminate upon the first to occur of (a) the date on which the Merger Agreement is terminated in accordance with its terms, or (b) the latest to occur of (i) the date on which the determination of the final Earnout Payment, if any, becomes conclusive and binding, (ii) the date on which the final Earnout Payment, if any, has been paid, (iii) the date on which each required payment related to, or in lieu of, each Earnout Payment, if any, has been paid, (iv) the date on which Itron has fully satisfied its registration obligations specified in Section 6.1(c) of the Merger Agreement in connection with Itron Common Shares issued as part of an Earnout Payment and/or Earnout Payment Amount, and (v) the expiration of the survival and indemnification periods applicable to the Shareholder and Itron as specified in the Merger Agreement. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any breach of this Support Agreement prior to such termination.

15.  Entire Support Agreement

     This Support Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings between the parties with respect thereto.

16.  Assignment; Binding Effect

     Except as provided herein, neither this Support Agreement nor any of the interests or obligations hereunder may be assigned or delegated by the Shareholder and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Support Agreement shall be binding upon the Shareholder and Shareholder's heirs, estate, executors, personal representatives, successors and assigns, and shall inure to the benefit of Itron and its successors and assigns. This Support Agreement shall be binding upon any person or entity to whom any Shares are transferred.

17.  Indemnification

     Each party hereto shall hold harmless and indemnify the other party (the "Indemnified Party") from and against, and shall compensate and reimburse the Indemnified Party for, any loss, damage, claim, liability, fee (including reasonable attorneys' fees), demand, cost or expense (regardless of whether or not such loss, damage, claim, liability, fee, demand, cost or expense relates to a third-party claim) that is directly or indirectly suffered or incurred by the Indemnified Party, or to which the Indemnified Party becomes subject, and that arises directly or indirectly from, or relates directly or indirectly to, any inaccuracy in or breach of any representation, warranty, covenant or obligation of the indemnifying party contained in this Support Agreement.

18.  Expenses

     All costs and expenses incurred in connection with the transactions contemplated by this Support Agreement shall be paid by the party incurring such costs and expenses.

19.  Notices

     Any notice or other communication required or permitted to be delivered to Itron or the Shareholder under this Support Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile confirmation obtained) to the address or facsimile number set forth beneath the name of such party below (or to such other address or facsimile number as such party shall have specified in a written notice given to the other party):

     If to the Shareholder:

          At the address or facsimile number set forth on the signature page.

     With a copy to:

          C. Kent Carlson
          Preston Gates & Ellis, LLP
          701 Fifth Avenue, Suite 5000
          Seattle, WA 98104
          Fax: (206) 623-7022

          and to:

          Anthony T. Iler
          Irell & Manella LLP
          1800 Avenue of the Stars, Suite 900
          Los Angeles, CA 90067
          Fax: (310) 203-7199

     If to Itron:

        David G. Remington
        Itron, Inc.
        2818 North Sullivan Road
        Spokane, WA 99216
        Fax: (509) 891-3334

     With a copy to:

        Andrew Bor
        Perkins Coie LLP
        1201 Third Avenue, 48/th/ Floor
        Seattle, WA 98101-3099
        Fax: (206) 583-8500

20.  Miscellaneous

     20.1  Termination of Rights

     Effective immediately prior to, and subject to the consummation of the Merger, any past, present or future rights that the Shareholder may have pursuant to the Securities Purchase Agreement dated April 20, 2000, the Warrant to Purchase Shares of Common Stock of the Company dated May 11, 2000, the Security Holders Agreement dated May 11, 2000, the Side Letter Agreement dated May 11, 2000 and the Amended and Restated Stock Restriction Agreement for the Company dated May 11, 2000, and any other agreement, contract or understanding relating to corporate governance, registration rights, rights of first refusal or first offer, co-sale rights, stock purchase rights and similar rights relating to securities of the Company shall terminate.

     20.2  Severability

     If any provision of this Support Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of this Support Agreement shall not be affected.

     20.3  Capacity

     The covenants contained herein shall apply to the Shareholder solely in the Shareholder's capacity as a shareholder of the Company, and no covenant contained herein shall apply to the Shareholder in any capacity of the Shareholder as an officer and/or director of the Company.

     20.4  Counterparts

     This Support Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     20.5  Headings

     All Section headings herein are for convenience of reference only and are not part of this Support Agreement, and no construction or reference shall be derived therefrom.

     20.6   Choice of Law

     This Support Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Washington, without reference to its conflicts of law principles.

     20.7   WAIVER OF JURY TRIAL

     EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS SUPPORT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     20.8   Amendment or Modification

     This Support Agreement may be amended, modified and supplemented only by written agreement of all parties.


                  (remainder of page intentionally left blank)

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Support Agreement as of the date first written above.

                                    SHAREHOLDER

                                    OCM/GFI Power Opportunities Fund, L.P.


                               By: GFI Energy Ventures, LLC, its general partner
                                   ---------------------------------------------

                                    BY: /s/ Ian Schapiro
                                        ----------------------------------------
                                    TITLE: Chief Financial Officer
                                           -------------------------------------
                                    Address: 11611 San Vicente Blvd., Suite 710
                                             -----------------------------------
                                             Los Angeles, CA 90049
                                             -----------------------------------

                                    Fax: (310) 442-0540



                                    ITRON, INC.



                                    --------------------------------------------

                                    BY: /s/ Leroy Nosbaum
                                        ----------------------------------------
                                    TITLE: Chief Executive Officer
                                           -------------------------------------

                                     ANNEX I

-------------------------------------------------------------------------------
                                                          Number of Shares
                                                           of Common Stock
 Name of Shareholder            State of Residency              Owned
-------------------------------------------------------------------------------

 OCM/GFI Power Opportunities    Delaware                      11,401,520
 Fund, L.P.
-------------------------------------------------------------------------------

                                    EXHIBIT A

                              AGREEMENT AND PLAN OF

                                 REORGANIZATION

                                    EXHIBIT B

                       IRREVOCABLE PROXY TO VOTE STOCK OF

                              LINESOFT CORPORATION

     The undersigned shareholder of LineSoft Corporation, a Washington corporation ("LineSoft"), hereby irrevocably (to the full extent permitted by Section 23B.07.220 of the Washington Business Corporation Act) appoints [the President and Chief Financial Officer of Itron, Inc.], as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of LineSoft that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of LineSoft issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Proxy, including the limitations set forth in the following paragraph. The Shares beneficially owned by the undersigned shareholder of LineSoft as of the date of this Proxy are listed below. Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until this Proxy shall have terminated as provided below.

     This Proxy is irrevocable (as provided in Section 23B.07.220 of the Washington Business Corporation Act) and is granted in consideration of LineSoft entering into that certain Agreement and Plan of Reorganization, dated as of the date hereof (the "Merger Agreement"), by and among LineSoft, LS Combination, Inc. and Itron, Inc. ("Itron"). This Proxy is limited to the voting and the exercise of all other rights of the undersigned with respect to the Shares (a) in favor of adoption and approval of the Merger Agreement and all transactions relating thereto or contemplated thereby at every meeting of the shareholders of the Company at which such matters are considered and at every adjournment thereof and in connection with every proposal to take action by written consent with respect thereto, and (b) against any proposal by a party other than Itron or its affiliate to merge or consolidate with the Company or any subsidiary of the Company or to sell all or substantially all the assets of or any sales of equity interest in the Company or any subsidiary of the Company at every meeting of the shareholders of the Company at which such matters are considered and at every adjournment thereof and in connection with every proposal to take action by written consent with respect thereto. The undersigned shareholder retains the right to vote the Shares on all other matters.

     This Proxy shall terminate on the earlier of June 30, 2002 or the "Effective Time of the Merger" (as defined in the Merger Agreement).

     Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

Dated: February __, 2002

                                ________________________________________________
                                OCM/GFI Power Opportunities Fund, L.P.

                                Shares beneficially owned: __________ shares of LineSoft Corporation Common Stock